Exhibit 99.1

Ciber, Inc.
6363 S. Fiddler's Green Circle, Suite 1400
Greenwood Village, CO 80111
www.ciber.com

CIBER REPORTS FOURTH QUARTER AND FULL YEAR 2014 RESULTS

GREENWOOD VILLAGE, Colo., February 3, 2015– Ciber, Inc. (NYSE: CBR), a leading global information technology consulting, services and outsourcing company, today reported results for the fourth quarter and full year 2014.

Highlights From Continuing Operations for the Fourth Quarter 2014 Include:

•	Revenue of $219.6 million, a 1% decrease in U.S. dollars, up 3% in constant currency versus the prior year

•	Gross margin of 25.8%, down from 26.0% in both the prior year and third quarter

•	Operating income of $7.6 million, before amortization and restructuring charges of $3.6 million

•	Net income from continuing operations of $3.1 million, or net income from continuing operations of $5.6 million before amortization and restructuring charges, or $0.07 per share

•	Operating cash flow from continuing operations of $30.0 million

Highlights From Continuing Operations for the Full Year 2014 Include:

•	Revenue of $863.6 million, a 2% decrease versus the prior year in both U.S. dollars and constant currency

•	Gross margin of 25.8%, up from 25.4% in the prior year

•	Operating income of $21.6 million, before amortization, restructuring charges of $26.2 million, and management transition costs

•
Net loss from continuing operations of $18.8 million, or net income from continuing operations of $9.1 million before amortization, restructuring charges and management transition costs, or $0.12 per share

•	Operating cash flow from continuing operations of $2.0 million

President and Chief Executive Officer Michael Boustridge said, "Fourth quarter results mark an important milestone for Ciber, as we delivered the highest level of profitability at the company in four years and grew revenue in constant currency. North America remains solid, International shows signs of slight improvement and restructuring efforts are progressing."

Christian Mezger, Chief Financial Officer, commented, "We are implementing our restructuring plan as expected, and are committed to allocating capital to build long term, sustainable shareholder value, as we balance investments while returning capital to our shareholders."

Market Highlights in the Fourth Quarter Include:

•	A large non-profit hospital system in the U.S., which has been a client of Ciber’s for the past 2 years, has signed a contract to provide legacy managed services to the company, extending our relationship with the provision of new services. The contract will run for 3 years and see Ciber support their legacy applications portfolio as the institution adapts to the ever changing healthcare environment.

•
Following completion and acceptance of Ciber’s Business Blueprint, Printus Fachbetrieb für Bürobedarf GmbH has signed an implementation contract for an SAP ERP system covering financials and purchasing to be delivered in 2015.

•	Ciber in Denmark has renewed a substantial agreement with its partner working for the Danish Tax Authority.

Fourth-Quarter Financial Results from Continuing Operations

Revenue of $219.6 million decreased 1% in U.S. dollars, or increased 3% in constant currency, compared with last year’s fourth quarter. Sequentially from the third quarter of 2014, revenue was up 4% in U.S. dollars or 8% in constant currency.

Gross margin for the fourth quarter was 25.8%, compared with 26.0% in last year’s fourth quarter and the third quarter of 2014.

Selling, general and administrative expenses (SG&A) in the fourth quarter were $49.0 million, a decrease of 5% from the fourth quarter of last year, and a 6% decrease sequentially.

Fourth quarter 2014 operating income from continuing operations of $7.6 million, before amortization and restructuring charges of $3.6 million, yielded an operating margin of 3.5%, compared to 2.8% in the prior-year fourth quarter, and 1.4% in the third quarter of 2014. Including amortization and restructuring charges, operating income from continuing operations was $4.0 million.

Net income from continuing operations, before amortization and restructuring charges, for the fourth quarter of 2014 was $5.6 million, or $0.07 per share. Including amortization and restructuring charges, net income from continuing operations was $3.1 million in the quarter. Last year’s fourth quarter net income from continuing operations, before amortization and restructuring charges, was $3.0 million, or $0.04 on a per share basis. For the third quarter of 2014, net loss from continuing operations, before restructuring charges, was $1.9 million, or $(0.02) per share.

Revenue in the International division was $112.1 million for the fourth quarter of 2014, which was down 6% in U.S. dollars compared to the year-ago fourth quarter, and up 2% in constant currency. Compared to the third quarter of 2014, International revenue was up 7% in U.S. dollars and up 14% in constant currency. Operating margin of 6.7% was up 10 basis points compared to the fourth quarter of 2013 and up 500 basis points from the third quarter of 2014.

The North American division posted revenue of $107.7 million, up 3% from the year-ago fourth quarter and up 1% compared to the third quarter of 2014. Operating margin of 10.2% improved 220 basis points from the year-ago fourth quarter and was up 40 basis points from the third quarter of 2014.

Full Year Financial Results from Continuing Operations

Revenue of $863.6 million decreased 2% in both U.S. dollars and constant currency, compared to 2013.

Gross margin for the full year increased to 25.8%, compared with 25.4% in 2013.

Before management transition costs, selling, general and administrative expenses (SG&A) for the full year decreased $1.9 million to $201.1 million, a 1.0% decrease from 2013. Including management transition costs, SG&A for the full year was $206.0 million.

2014 operating income from continuing operations of $21.6 million, before amortization, restructuring charges of $26.2 million, and management transition costs, yielded an operating margin of 2.5%, compared to 2.3% in 2013. Including amortization, restructuring charges and management transition costs, operating loss from continuing operations was $9.8 million in 2014.

Net income from continuing operations in 2014, before amortization, restructuring charges and management transition costs, was $9.1 million, or $0.12 per share. Including amortization, restructuring charges and management transition costs, net loss from continuing operations was $18.8 million for the year. 2013 net income from continuing operations before amortization, restructuring charges and management transition costs was $9.5 million, or $0.13 per share.

Revenue in the International division was $441.9 million in 2014, which was down 3% in both U.S. dollars and constant currency, compared to 2013. Operating margin of 4.4% was down 70 basis points compared 2013.

The North American division posted revenue of $422.7 million, which was flat compared to 2013. Operating margin of 9.2% improved 130 basis points from 2013.

Capital Deployment and Liquidity

Ciber’s cash balance at the end of the fourth quarter of 2014 was $45.9 million. The outstanding balance on the credit facility was $11.4 million. Net cash at the end of the quarter was $34.5 million.

Cash flow from operating activities (continuing operations) year-to-date through December 31, 2014 was $2.0 million, a decrease of $23.3 million versus the prior year. Days Sales Outstanding (DSO) were 57 days, a decrease of 2 days versus the prior year. Capital expenditures totaled $8.2 million for the full year 2014.

Restructuring

On July 25, 2014, we approved a restructuring plan focused on the implementation of a go-to-market model, realigning the organization and improving our near and offshore delivery mix ("the 2014 Plan"). The 2014 Plan commenced in the third quarter of 2014 and is expected to be completed in the third quarter of 2015. It is expected to impact approximately 280 people. We estimate the total amount of the restructuring charges for the 2014 Plan will be approximately $27 million, substantially all of which will be settled in cash. The total estimated restructuring expenses include approximately $20 million related to employee severance and related benefits and approximately $7 million related to office closures and other expenses.

Continuing Operations

For a recap of historical comparisons, please refer to Ciber's SEC filings on forms 10-Q and 8-K. These filings may be found in the Investor Relations section of the Company's website at www.ciber.com/cbr.

Investor and Analyst Conference Call
Ciber President and Chief Executive Officer Michael Boustridge invites you to participate in a conference call or audiocast today at 8:30 a.m. Eastern Time to discuss the Company’s financial results.
The live audiocast of the conference call will be available to the public at www.ciber.com/cbr. To participate in the conference call, dial 866-515-2913 (U.S.) or +1-617-399-5127 (outside the U.S.) ten minutes prior to the start of the call and provide the operator with the pass code 97239733.
A replay of the call and webcast will be available one hour after the call ends through March 3, 2015. To access the telephone replay, dial 888-286-8010 (U.S.) or +1-617-801-6888 (outside the U.S.) and use the pass code 45471972. The webcast replay will be available at www.ciber.com/cbr.

Non-GAAP Financial Information
Ciber presents a number of non-GAAP measurements because management believes that these metrics provide meaningful supplemental information in addition to the GAAP metrics and provide comparability and consistency to prior periods. These non-GAAP measurements include: fourth quarter 2014 revenue change year-over-year adjusted for currency; fourth quarter 2014 year-to-date revenue change year-over-year adjusted for currency; fourth quarter 2014 sequential revenue change adjusted for currency; international fourth quarter 2014 revenue change year-over-year adjusted for currency; International fourth quarter 2014 year-to-date revenue change year-over-year adjusted for currency; International fourth quarter 2014 sequential revenue change adjusted for currency; fourth quarter 2014 operating income and operating margin adjusted for amortization, restructuring charges and management transition costs; fourth quarter 2014 year-to-date operating income and operating margin adjusted for amortization, restructuring charges, and management transition costs; third quarter 2014 operating margin adjusted for amortization, restructuring charges, and management transition costs; fourth quarter 2013 operating margin adjusted for amortization, restructuring charges and management transition costs; fourth quarter 2013 year-to-date operating margin adjusted for amortization, restructuring charges, and management transition costs; fourth quarter 2014 net income from continuing operations and net income per share from continuing operations adjusted for amortization, restructuring charges, and management transition costs; fourth quarter 2014 year-to-date net income from continuing operations and net income per share from continuing operations adjusted for amortization, restructuring charges, and management transition costs; third quarter 2014 net loss from continuing operations and net loss per share from continuing operations adjusted for amortization, restructuring charges, and management transition costs; fourth quarter 2013 net income from continuing operations and net income per share from continuing operations adjusted for amortization, restructuring charges, and management transition costs; and fourth quarter 2013 year-to-date net income per share from continuing operations adjusted for amortization, restructuring charges, and management transition costs; fourth quarter 2014 year-to-date SG&A expenses before management transition costs; and fourth quarter 2013 year-to-date SG&A expenses before management transition costs. Reconciliations of non-GAAP to comparable GAAP measures are available in the schedules accompanying this release. These reconciliations may also be found in the Investor Relations section of the Company's website at www.ciber.com/cbr.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to our operations, results of operations and other matters that are based on our current expectations, estimates, forecasts and projections. Words, such as “anticipate,” “believe,” “could,” “expect,” “estimate,” “intend,” “may,” “opportunity,” “plan,” “positioned,”

“potential,” “project,” “should,” and “will” and similar expressions, are intended to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied by our forward-looking statements include, but are not limited to, risks that: our results of operations may be adversely affected if we are unable to execute on the key elements of our strategic plan or our strategic plan proves to be less successful than anticipated; if we are not able to anticipate and keep pace with rapid changes in technology, our business may be negatively affected; a data security or privacy breach could adversely affect our business; we may experience declines in revenue and profitability if we do not accurately estimate the cost of engagements conducted on a fixed-price basis; our business could be adversely affected if our clients are not satisfied with our services, and we could face damage to our professional reputation and/or legal liability; termination of a contract by a significant client and/or cancellation with short notice could adversely affect our results of operations; our results of operations can be adversely affected by economic conditions and the impacts of economic conditions on our clients' operations and technology spending; if we do not continue to improve our operational, financial and other internal controls and systems to manage our growth and size or if we are unable to enter, operate and compete effectively in new geographic markets, our results of operations may suffer and the value of our business may be harmed; our brand and reputation are key assets and competitive advantages of our Company and our business may be affected by how we are perceived in the marketplace; our future success depends on our ability to continue to retain and attract qualified sales, delivery and technical employees; we cannot guarantee that we are in compliance with all applicable laws and regulations; if we are unable to protect our intellectual property rights from unauthorized use or infringement by third parties, our business could be adversely affected; our services or solutions could infringe upon the intellectual property rights of others, or we might lose our ability to utilize rights we claim in intellectual property or the intellectual property of others; if we are unable to collect our receivables, our results of operations and cash flows could be adversely affected; our credit agreement, an asset-based loan facility, limits our operational and financial flexibility; our revenues, operating results and profitability will vary from quarter to quarter and may result in increased volatility in the price of our stock; our international operations expose us to additional risks that could have adverse effects on our business and operating results; the IT services industry, in the U.S. and internationally, is highly competitive, with increased focus on offshore capability and we may not be able to compete effectively in this evolving marketplace; our operations are vulnerable to disruptions that may impact our results of operations and from which we may not recover; we might not be successful at identifying, acquiring, or integrating businesses or entering into joint ventures; we could incur additional losses due to further impairment in the carrying value of our goodwill; we depend on contracts with various public sector agencies for a significant portion of our revenue and, if the spending policies or budget priorities of these agencies change, we could lose revenue; unfavorable government audits could require us to adjust previously reported operating results, to forego anticipated revenue and subject us to penalties and sanctions; we have adopted anti-takeover defenses that could make it difficult for another company to acquire control of Ciber or limit the price investors might be willing to pay for our stock, thus affecting the market price of our securities. For a more detailed discussion of these factors, see the information under the “Risk Factors” heading in our Annual Report on Form 10-K for the year ended December 31, 2014, and other documents filed with or furnished to the Securities and Exchange Commission. We undertake no obligation to publicly update any forward-looking statements in light of new information or future events. Readers are cautioned not to put undue reliance on forward-looking statements.

About Ciber, Inc.
Ciber is a leading global IT consulting company with some 6,500 consultants and contractors in North America, Europe and Asia/Pacific, and approximately $1 billion of annual business. Client focused and results driven, Ciber partners with organizations to develop technology strategies and solutions that deliver tangible business value. Founded in 1974, the company trades on the New York Stock Exchange (NYSE: CBR). For more information, visit www.ciber.com.

###

Contact:
Christian Mezger
Investor Relations
303-267-3857
cmezger@ciber.com

Bonnie Bird
Media Relations
303-220-0100
bbird@ciber.com

Ciber, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
REVENUES
Consulting services	$204,726	$209,899	$812,660	$830,505
Other revenue	14,918	12,401	50,947	46,788
Total revenues	219,644	222,300	863,607	877,293

OPERATING EXPENSES
Cost of consulting services	155,199	157,160	612,724	626,771
Cost of other revenue	7,758	7,409	28,217	27,465
Selling, general and administrative	49,038	51,594	206,040	205,615
Amortization of intangible assets	60	—	192	—
Restructuring charges	3,582	1,970	26,232	16,923
Total operating expenses	215,637	218,133	873,405	876,774

OPERATING INCOME (LOSS) FROM CONTINUING OPERATIONS	4,007	4,167	(9,798)	519

Interest expense	(369)	(569)	(1,639)	(2,539)
Other income (expense), net	227	230	(1,385)	841

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	3,865	3,828	(12,822)	(1,179)
Income tax expense	735	2,306	5,935	6,428

NET INCOME (LOSS) FROM CONTINUING OPERATIONS	3,130	1,522	(18,757)	(7,607)
Loss from discontinued operations, net of income tax	(315)	(1,435)	(792)	(6,924)

CONSOLIDATED NET INCOME (LOSS)	2,815	87	(19,549)	(14,531)
Net income (loss) attributable to noncontrolling interests	20	(15)	55	(11)

NET INCOME (LOSS) ATTRIBUTABLE TO CIBER, INC.	$2,795	$102	$(19,604)	$(14,520)

Basic and diluted earnings (loss) per share attributable to Ciber, Inc.:
Continuing operations	$0.04	$0.02	$(0.24)	$(0.10)
Discontinued operations	—	(0.02)	(0.01)	(0.09)
Basic and diluted earnings (loss) per share attributable to Ciber, Inc.	$0.04	$—	$(0.25)	$(0.19)

Weighted average shares outstanding:
Basic	78,498	75,552	77,593	74,846
Diluted	78,819	75,993	77,593	74,846

Ciber, Inc.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)
(Unaudited)

	December 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$45,858	$44,483
Accounts receivable, net of allowances of $2,842 and $2,335, respectively	173,450	189,382
Prepaid expenses and other current assets	26,714	22,794
Total current assets	246,022	256,659

Property and equipment, net of accumulated depreciation of $46,871 and $48,500, respectively	14,115	12,923
Goodwill	267,587	281,714
Other assets	7,559	6,522

TOTAL ASSETS	$535,283	$557,818

LIABILITIES AND EQUITY
Liabilities:
Current liabilities:
Current portion of long-term debt	$—	$53
Accounts payable	32,926	34,223
Accrued compensation and related liabilities	59,012	69,622
Deferred revenue	17,475	20,989
Income taxes payable	573	1,654
Other accrued expenses and liabilities	50,932	44,190
Total current liabilities	160,918	170,731

Long-term debt	11,402	—
Deferred income taxes	28,422	23,910
Other long-term liabilities	8,465	10,119
Total liabilities	209,207	204,760

Commitments and contingencies

Equity:
Ciber, Inc. shareholders' equity:
Preferred stock, $0.01 par value, 1,000 shares authorized, no shares issued	—	—
Common stock, $0.01 par value, 100,000 shares authorized, 78,728 and 75,822 shares issued, respectively	787	758
Treasury stock, at cost, 32 and 37 shares, respectively	(117)	(150)
Additional paid-in capital	360,419	343,944
Retained earnings (accumulated deficit)	(18,348)	4,887
Accumulated other comprehensive income (loss)	(17,243)	3,096
Total Ciber, Inc. shareholders' equity	325,498	352,535
Noncontrolling interests	578	523
Total equity	326,076	353,058

TOTAL LIABILITIES AND EQUITY	$535,283	$557,818

Ciber, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Year Ended December 31,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES
Consolidated net loss	$(19,549)	$(14,531)
Adjustments to reconcile consolidated net loss to net cash used in operating activities:
Loss from discontinued operations	792	6,924
Depreciation	5,552	5,797
Amortization of intangible assets	192	—
Deferred income tax expense	2,916	2,706
Provision for doubtful receivables	730	1,813
Share-based compensation expense	11,405	11,746
Amortization of debt costs	571	798
Other, net	2,191	470
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	3,029	2,401
Other current and long-term assets	(1,184)	1,337
Accounts payable	220	3,786
Accrued compensation and related liabilities	(6,202)	845
Other current and long-term liabilities	7,002	5,868
Income taxes payable/refundable	(5,713)	(4,745)
Cash provided by operating activities — continuing operations	1,952	25,215
Cash used in operating activities — discontinued operations	(766)	(1,273)
Cash provided by operating activities	1,186	23,942

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition	(845)	—
Purchases of property and equipment, net	(8,178)	(5,213)
Cash used in investing activities — continuing operations	(9,023)	(5,213)
Cash used in investing activities — discontinued operations	—	(313)
Cash used in investing activities	(9,023)	(5,526)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings on long-term debt	330,928	302,135
Payments on long-term debt	(319,137)	(328,354)
Employee stock purchases and options exercised	5,097	2,449
Purchase of shares for employee tax withholdings	(3,596)	(1,840)
Credit facility fees paid	—	—
Payment of initial fair value of acquisition-related contingent consideration	—	(3,428)
Purchase of noncontrolling interests	(708)	(800)
Other, net	—	(95)
Cash provided by (used in) financing activities — continuing operations	12,584	(29,933)
Effect of foreign exchange rate changes on cash and cash equivalents	(3,372)	(2,849)
Net increase (decrease) in cash and cash equivalents	1,375	(14,366)
Cash and cash equivalents, beginning of period	44,483	58,849
Cash and cash equivalents, end of period	$45,858	$44,483

Ciber, Inc.
SUMMARY SEGMENT DATA
(Dollars in thousands)
(Unaudited)

Summary Segment Analysis

	Three Months Ended December 31,			Year Ended December 31,
	2014	2013	Change	2014	2013	Change
Revenues:
International	$112,125	$118,935	(6)%	$441,943	$456,424	(3)%
North America	107,748	104,547	3%	422,680	423,340	—%
Other	776	782	(1)%	2,703	3,357	(19)%
Total segment revenues	220,649	224,264	(2)%	867,326	883,121	(2)%
Inter-segment	(1,005)	(1,964)	n/m	(3,719)	(5,828)	n/m
Total revenues	$219,644	$222,300	(1)%	$863,607	$877,293	(2)%

Operating income (loss) from continuing operations:
International	$7,484	$7,862	(5)%	$19,361	$23,390	(17)%
North America	10,961	8,407	30%	38,972	33,511	16%
Other	(20)	153	(113)%	192	315	(39)%
Total segment operating income	18,425	16,422	12%	58,525	57,216	2%
Corporate expenses	(10,776)	(10,285)	(5)%	(41,899)	(39,774)	(5)%
Earnings before interest, taxes, amortization and restructuring	7,649	6,137	25%	16,626	17,442	(5)%
Amortization of intangible assets	(60)	—	n/m	(192)	—	n/m
Restructuring charges	(3,582)	(1,970)	(82)%	(26,232)	(16,923)	(55)%
Total operating income (loss) from continuing operations	$4,007	$4,167	(4)%	$(9,798)	$519	(1,988)%
_____________
n/m = not meaningful

Segments as Percent of Total Segment Revenue and Total Segment Operating Income
(excluding Inter-segment, corporate expenses, goodwill impairment, amortization and restructuring)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Revenues:
International	51%	53%	51%	52%
North America	49%	47%	49%	48%
Other	—%	—%	—%	—%
Total segment revenues	100%	100%	100%	100%

Operating income:
International	41%	48%	33%	41%
North America	59%	51%	67%	59%
Other	—%	1%	—%	—%
Total segment operating income	100%	100%	100%	100%

Segment Operating Margins
(excluding corporate expenses, goodwill impairment, amortization and restructuring)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Operating margin:
International	7%	7%	4%	5%
North America	10%	8%	9%	8%
Other	(3)%	20%	7%	9%
Total segment operating margin	8%	7%	7%	7%

Ciber, Inc.
NON-GAAP FINANCIAL INFORMATION
(Dollars in millions, except per share amounts)
(Unaudited)

Ciber reports its financial results in accordance with generally accepted accounting principles ("GAAP"). However, management believes that certain non-GAAP financial measures used in managing our business may provide users of this financial information with additional meaningful comparisons between current results and prior reported results. Certain of the information set forth in this press release constitutes non-GAAP financial measures within the meaning of Regulation G adopted by the Securities and Exchange Commission. We have presented below a reconciliation of these measures to the most directly comparable GAAP financial measure. The presentation of this additional information is not meant to be considered in isolation or as a substitute for comparable amounts determined in accordance with GAAP in the United States.

Components of Revenue

	Three Months Ended December 31, 2014
	Constant Currency Revenue Increase	Foreign Exchange Impact	GAAP Reported Revenue Decrease
Revenues:
Consolidated	2.7%	(3.9)%	(1.2)%

International	1.5%	(7.2)%	(5.7)%

	Sequential Three Months Ended December 31, 2014
	Constant Currency Revenue Increase	Foreign Exchange Impact	GAAP Reported Revenue Increase
Revenues:
Consolidated	7.6%	(3.7)%	3.9%

International	14.2%	(7.4)%	6.8%

	Year ended December 31, 2014
	Constant Currency Revenue Decrease	Foreign Exchange Impact	GAAP Reported Revenue Decrease
Revenues:
Consolidated	(1.6)%	—%	(1.6)%

International	(3.3)%	0.1%	(3.2)%

Adjusted Results of Operations

	Three Months Ended December 31, 2014		Year Ended December 31, 2014		Three Months Ended December 31, 2013	Year ended December 31, 2013	Three Months Ended September 30, 2014
	In millions	Margin	In millions	Margin	Margin	Margin	Margin
Operating income (loss), as reported	$4.0	1.8%	$(9.8)	(1.1)%	1.9%	0.1%	(8.7)%
Restructuring charges	3.6	1.6	26.2	3.0	0.9	1.9	10.1
Amortization of intangible assets	0.1	—	0.2	—	—	—	—
Management transition costs	—	—	5.0	0.6	—	0.3	—
Operating income before restructuring charges, amortization and management transition costs (1)	$7.6	3.5%	$21.6	2.5%	2.8%	2.3%	1.4%
__________________________________
(1) may not foot due to rounding

	Three Months Ended December 31, 2014		Year Ended December 31, 2014		Three Months Ended September 30, 2014		Three Months Ended December 31, 2013		Year Ended December 31, 2013
	In millions	Per Share	In millions	Per Share	In millions	Per Share	In millions	Per Share	In millions	Per Share
Net income (loss) from continuing operations, as reported	$3.1	$0.04	$(18.8)	$(0.24)	$(20.8)	$(0.27)	$1.5	$0.02	$(7.6)	$(0.10)
Restructuring charges	3.6	0.05	26.2	0.34	21.2	0.27	2.0	0.03	16.9	0.23
Tax impact of restructuring charges	(1.2)	(0.02)	(3.5)	(0.05)	(2.4)	(0.03)	(0.5)	(0.01)	(2.4)	(0.03)
Amortization of intangibles	0.1	—	0.2	—	0.1	—	—	—	—	—
Management transition costs	—	—	5.0	0.06	—	—	—	—	2.6	0.03
Net income (loss) from continuing operations excluding restructuring, amortization and management transition costs (1)	$5.6	$0.07	$9.1	$0.12	$(1.9)	$(0.02)	$3.0	$0.04	$9.5	$0.13
__________________________________
(1) may not foot due to rounding

	Year Ended December 31,
	2014	2013
	In millions
GAAP SG&A expenses	$206.0	$205.6
Management transition costs	(5.0)	(2.6)
SG&A expenses before management transition costs (1)	$201.1	$203.0
_________________________
(1) may not foot due to rounding